Exhibit 10.2

CREDIT SUISSE AG

CREDIT SUISSE SECURITIES (USA) LLC

Eleven Madison Avenue

New York, NY 10010

April 24, 2014

Zimmer Holdings, Inc.

345 East Main Street

Warsaw, IN 46580

Attention: Robert J. Marshall, Jr.

Vice President, Investor Relations, and Treasurer

PROJECT OWL

$4,350,000,000 Senior Unsecured Bank Credit Facilities

$7,660,000,000 364-Day Bridge Term Loan Credit Facility

Commitment Letter

Ladies and Gentlemen:

Zimmer Holdings, Inc. (“Zimmer” or “you”) has advised Credit Suisse AG (acting through such of its branches or affiliates as it may designate, “CS” or the “Initial Lender”), Credit Suisse Securities (USA) LLC (“CS Securities” or the “Arranger”; and together with the Initial Lender and their respective affiliates, “we” or “us”) that Zimmer intends to consummate the Acquisition and the other Transactions (each such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Bridge Facility Term Sheet”) or in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Bank Facilities Term Sheet” and, together with the Bridge Facility Term Sheet, the “Term Sheets”).

You have further advised us that, in connection therewith, Zimmer will obtain (a) the 364-day bridge term loan credit facility (the “Bridge Facility”) described in the Bridge Facility Term Sheet, in an aggregate principal amount of up to $7,660,000,000, and (b) the senior unsecured bank credit facilities (the “Bank Facilities”) described in the Bank Facilities Term Sheet, in an aggregate principal amount of up to $4,350,000,000. The Bridge Facility and the Bank Facilities are collectively referred to herein as the “Facilities”.

1. Commitments.

In connection with the foregoing, CS is pleased to advise you of its commitment to provide the entire principal amount of the Facilities, upon the terms set forth or referred to in this commitment letter (including the Term Sheets and the other attachments hereto, this “Commitment Letter”), and subject only to the conditions expressly set forth in Exhibit C hereto. The commitment of the Initial Lender in respect of the Bridge Facility shall be permanently reduced dollar-for-dollar by an amount equal to the aggregate net cash proceeds received by Zimmer or any of its domestic subsidiaries from the consummation of any Debt Offering or Equity Offering, in each case, subsequent to the date hereof and on or prior to the Closing Date.

2. Titles and Roles.

You hereby appoint (a) CS Securities to act, and CS Securities hereby agrees to act, as sole bookrunner and sole lead arranger for the Facilities, and (b) CS to act, and CS hereby agrees to act, as sole administrative agent for the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of CS Securities and CS, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid in order to obtain Lenders’ commitments to the Facilities unless you and we shall so agree.

Notwithstanding the foregoing, you may, on or prior to the date which is 15 business days after the date of this Commitment Letter, appoint additional agents, co-agents or co-arrangers in respect of the Facilities (any such agent, co-agent or co-arranger, an “Additional Agent”) or confer other “agent-only” titles in respect of the Facilities to such Additional Agents in a manner and with economics determined by you in consultation with CS Securities (it being understood that (a) each such Additional Agent (or its affiliate) shall assume a portion of the commitment with respect to each Facility that is commensurate to the portion of the economics allocated to such Additional Agent (or its affiliates) and (b) to the extent you appoint any Additional Agent in respect of the Facilities, the economics allocated to, and the commitment amounts of, the existing Initial Lenders in respect of the Facilities will be reduced (on a pro rata basis based upon the respective amounts of their commitments) by the amount of the economics allocated to, and the commitment amount of, such Additional Agent (or its affiliate), in each case upon the execution and delivery by such Additional Agent of customary joinder documentation and, thereafter, each such Additional Agent shall constitute an “Initial Lender” and/or an “Arranger” under this Commitment Letter and under the Arranger Fee Letter referred to below); provided, however, that in no event will CS’s commitment be less than 25% of the aggregate principal amount of the Bridge Facility; provided further that notwithstanding the addition of any Additional Agent, (i) Credit Suisse will have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities and (ii) no Additional Agent shall have a greater commitment in respect of any Facility than CS.

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3. Syndication.

We reserve the right, prior to and/or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of the Initial Lender’s commitment with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial Lender, the “Lenders”) identified by us in consultation with and reasonably acceptable to you; provided that, the Initial Lender agrees not to syndicate any of the commitments with respect to the Facilities to any financial institution, investor or other person identified in writing by you to us prior to the date hereof (the “Disqualified Lenders”). You agree to provide us with a period of at least 15 consecutive business days following the launch of the general syndication of the Facilities to syndicate the Facilities (provided that (x) if such period has not ended prior to August 18, 2014, then it will not commence until September 3, 2014, and (y) if such period has not ended prior to December 22, 2014, then it will not commence until January 3, 2015). We intend to commence syndication efforts promptly upon the completion of the marketing materials referred to below, and you agree to actively assist us during the Syndication Period (as defined below) in completing a reasonably satisfactory syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and, to the extent practical and appropriate, the existing lending and investment banking relationships of the Company, (b) direct contact between your senior management, representatives and advisors (and your using commercially reasonable efforts, to the extent practical and appropriate, to cause direct contact between senior management, representatives and advisors of the Company) and the proposed Lenders, (c) to the extent requested by the Arranger, assistance by you (and your using commercially reasonable efforts, to the extent practical and appropriate, to cause the assistance by the Company) in the preparation of a Confidential Information Memorandum for each Facility and other customary marketing materials to be used in connection with the syndication (the “Information Materials”), and (d) the hosting, with the Arranger, of one or more meetings of prospective Lenders at times and locations to be agreed upon. You agree, at the reasonable request of the Arranger, to assist in the preparation of a version of the Confidential Information Memorandum consisting exclusively of information and documentation that is either (i) publicly available (or contained in the prospectus or other offering memorandum for the Notes) or (ii) not material with respect to the Company, Zimmer or their respective subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. Before distribution of any Information Materials, you agree to execute and deliver to the Arranger (i) a customary letter in which you authorize distribution of the Information Materials to Lenders’ employees willing to receive Private Lender Information and (ii) a letter in which you authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information, which letter shall in each case include a customary “10b-5” representation; provided that each such letter shall contain provisions exculpating you,

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the Company and your and their respective affiliates with respect to any liability related to the use of the Information Materials by the recipients thereof in violation of applicable securities laws. You further agree that each document to be disseminated by the Arranger to any Lender in connection with the Facilities will, at the reasonable request of the Arranger, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information and provided that you have been given a reasonable opportunity to review such documents and comply with disclosure obligations under applicable law): (a) drafts and final definitive documentation with respect to the Facilities (excluding schedules); (b) administrative materials prepared by the Arranger or Initial Lender for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notification of changes in the terms of the Facilities.

The Arranger will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent, not to be unreasonably withheld), the allocation of the commitments (subject to your consent, not to be unreasonably withheld) among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Arranger in its syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts, to the extent practical and appropriate, to cause the Company promptly to provide) to the Arranger all information with respect to Zimmer, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as the Arranger may reasonably request in connection with the structuring, arranging and syndication of the Facilities.

Without limiting your obligations to assist with syndication efforts as set forth above, each of the Arranger and Initial Lender agrees that neither commencement nor completion of syndication is a condition to their commitments hereunder.

For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding you, the Company or your or its respective affiliates (provided that in the event that you do not provide information in reliance on the exclusions in this sentence, you shall use commercially reasonable efforts to provide notice to the Arranger promptly upon obtaining knowledge that such information is being withheld and you shall use your commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restrictions).

To ensure an orderly and effective syndication of the Facilities, you agree that, prior to and during the Syndication Period (as defined below), you will use commercially reasonable efforts to ensure there shall be no other issues of debt securities or commercial

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bank or other credit facilities of Zimmer, the Company or their respective subsidiaries being announced, offered, placed or arranged that could reasonably be expected to have a material adverse impact on the syndication of the Facilities or the consummation of any Debt Offering, in each case without the prior written consent of CS Securities (other than any Debt Offering and indebtedness incurred in the ordinary course of business, including, without limitation, borrowings under existing credit facilities and refinancings of existing indebtedness, commercial paper issuances, and indebtedness permitted to be incurred by the Company and its subsidiaries pursuant to the Merger Agreement).

As used herein and in the Arranger Fee Letter, “Syndication Period” shall mean the period from the date of your acceptance of this Commitment Letter until the earlier of (i) the date on which a “successful syndication” (as defined in the Arranger Fee Letter) is achieved and (ii) 60 days after the Closing Date.

Notwithstanding the Initial Lender’s right to syndicate the Facilities and receive commitments with respect thereto, except in each case set forth below with respect to the appointment by you of Additional Agents as provided in Section 2 or assignments made with your consent as expressly provided in Section 9, (i) the Initial Lender shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitment in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of the Initial Lender’s # 9195479_2 [NEWYORK] (1181819-0002.MARKSPA.quinoja)# 9195479_2 [NEWYORK] (1181819-0002.MARKSPA.quinoja) commitment in respect of the Facilities until after the initial funding of the Facilities and (iii) the Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitment, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

4. Information.

You hereby represent and warrant (but the accuracy of such representation and warranty shall not be a condition to the commitments hereunder or the funding of the Facilities on the Closing Date) and (with respect to Information (as defined below) and Projections relating to the Company and its affiliates, to your actual knowledge) that (a) all written information other than the Projections and information of a general economic or industry nature (the “Information”) that has been or will be made available to us by or on behalf of you or any of your representatives in connection with the transactions contemplated hereby is or will be, when furnished, taken as a whole, correct in all material respects and does not or will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (and after giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to us by or on behalf of you or any of your representatives have been or will be prepared in

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good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are made available to us (it being understood that Projections are not to be viewed as facts and are subject to significant uncertainties and there can be no assurance that the results therein will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if at any time prior to the closing of the Facilities you become aware that any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or use commercially reasonable efforts to the extent practical, appropriate and reasonable, to cause the Company to supplement) the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5. Fees.

As consideration for our agreements hereunder, you agree to pay to us (as and when due and payable) the fees set forth in this Commitment Letter and in the arranger fee letter (the “Arranger Fee Letter”) and the agent fee letter (the “Agent Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”), each dated the date hereof and delivered herewith with respect to the Facilities.

6. Binding Agreement; Conditions Precedent.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the definitive credit documentation governing the Facilities (the “Credit Documentation”) by the parties hereto in a manner consistent with this Commitment Letter. The Initial Lender’s commitment hereunder, and each of our agreements to perform the services described herein, are subject solely to the conditions expressly set forth in Exhibit C hereto.

7. Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of us and our respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by you, the Company or any of your or their respective affiliates or shareholders), and to reimburse each such Indemnified Person within 30 days of written demand therefor (together with an invoice

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in reasonable detail), for any reasonable out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons taken as a whole, together with any regulatory and local counsel (and, in the case of an actual or perceived conflict of interest where any Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) or such other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent (i) they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the willful misconduct, gross negligence or bad faith of such Indemnified Person or any of its Related Parties (as defined below) or (y) a material breach of the obligations hereunder of such Indemnified Party or any of its Related Parties, (ii) arising under any settlement entered into without your prior written consent (not to be unreasonably withheld or delayed) or (iii) arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than against an Arranger or Agent acting in its capacity as such) and (b) if the Closing Date shall have occurred, to reimburse each of us from time to time, upon presentation of a summary statement (in reasonable detail), for all reasonable out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, disbursements and other reasonable charges of counsel) (limited in the case of legal fees to one firm of counsel, together with any regulatory and local counsel with respect to any mutually agreed jurisdiction (and, in the case of an actual or perceived conflict of interest where any Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person)), in each case, incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letters, the definitive documentation for the Facilities and any ancillary documents in connection therewith. Notwithstanding any other provision in this Commitment Letter, no party hereto nor any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities relating to the Facilities; provided that your indemnity and reimbursement obligations under this Section 7 shall not be limited by this sentence. For purposes hereof, a “Related Party” of an Indemnified Person means any of such Indemnified Person (including but not limited to in its capacities as an Arranger or any Lender) and their respective controlled affiliates and controlling persons and its or their respective directors, officers, employees, agents acting at the direction of such Indemnified Person, and members thereof.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that we may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

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You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and either of us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether either of us has advised or is advising you on other matters, (b) each of us, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of either of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each of us is engaged in a broad range of transactions that may involve interests that differ from your interests and that neither of us has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against either of us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Transactions and agree that none of us shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. Additionally, you acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and we shall have no responsibility or liability to you with respect thereto. Any review by us of Zimmer, the Company, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of each of us and shall not be on behalf of you or any of your affiliates.

You further acknowledge that each of us is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each of us may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own account and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Company and other companies with which you or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by either of us or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

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9. Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of the Initial Lender and the Arranger (and any attempted assignment without such consent shall be null and void). This Commitment Letter is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Except as expressly provided in Section 2, the Initial Lender may not assign (by operation of law or otherwise) its commitments, duties or obligations hereunder without your prior written consent (such consent not to be unreasonably withheld or delayed) and any attempted assignment without such consent shall be null and void; provided that (i) any assignment to one or more prospective Lenders with your consent shall release the Initial Lender from the portion of its commitment hereunder so assigned; provided that such assignee has executed either (x) a joinder agreement pursuant to which such assignee agrees to be bound by the terms of this Commitment Letter which shall be reasonably satisfactory to you or (y) the definitive documentation for the Facilities, (ii) any and all obligations of, and services to be provided by the Initial Lender or the Arranger hereunder (including, without limitation, the Initial Lender’s commitment) may be performed and any and all rights of the Initial Lender or the Arranger hereunder may be exercised by or through any of their respective affiliates or branches (provided that no such assignment to, or performance by, an affiliate shall reduce the amount of the Initial Lender’s commitment hereunder) and, in connection with such performance or exercise, the Initial Lender or the Arranger may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Initial Lender and the Arranger hereunder. For purposes of the foregoing provisions of this Section 9, you agree that you will promptly consent to any requested assignment to the persons identified by you in writing to us on or prior to the date hereof as “Permitted Lenders”.

This Commitment Letter may not be amended, and no provision hereof may be waived or modified, except in each case by an instrument in writing signed by each of us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and that none of us shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner, except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence, bad

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faith or willful misconduct of any of us. Notwithstanding anything in Section 12 to the contrary, the Arranger may place in consultation with you advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as they may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of Zimmer and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the expense of the Arranger. This Commitment Letter and the Fee Letters supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (I) THE DETERMINATION OF THE ACCURACY OF ANY MERGER AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU (OR YOUR AFFILIATES) HAVE THE RIGHT TO TERMINATE YOUR (OR THEIR) OBLIGATIONS UNDER THE MERGER AGREEMENT OR THE RIGHT TO ELECT NOT TO CONSUMMATE THE ACQUISITION AND (II) THE DETERMINATION OF WHETHER THE MERGER HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, SOLELY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY OTHER PRINCIPLES OF CONFLICTS OF LAW.

10. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

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11. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12. Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance, nor the activities of either of us pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process; provided that you may disclose this Commitment Letter and the contents hereof and, in the case of clause (i), the Fee Letters and the contents thereof (provided that the Fee Letters are redacted in a manner satisfactory to us) to (i) the Company and its equity holders and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (ii) in any prospectus or offering memorandum relating to any Debt Offering or Equity Offering, (iii) to rating agencies on a confidential basis, (iv) to the extent you reasonably determine that such disclosure is advisable to comply with your obligations under securities and other applicable laws, in any public filing in connection with the Transactions or the financing thereof (in which case you agree to inform us promptly thereof), (v) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding (in which case you agree to inform us promptly thereof prior to such disclosure), (vi) to potential arrangers, agents, co-agents, and lenders or participants or prospective lenders or participants and their respective officers, directors, employees, attorneys, accountants and advisors and (vii) with our prior written consent; provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letters and their terms and substance) after this Commitment Letter has been accepted by you and it has become publicly available as a result of disclosure in accordance with the terms of this paragraph.

Each of us will use all information provided to us by or on behalf of you solely for the purposes of providing the services that are the subject of this Commitment Letter. Further, each of us will, until the earlier of (i) the date that is two years after the date hereof and (ii) the Closing Date (at which point, the confidentiality provisions of the definitive documentation will supersede), treat as confidential all information provided to us by or on behalf of you in connection with the Transactions; provided that nothing herein shall prevent us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case we agree to inform you promptly thereof prior to such disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over us (in which case we agree to

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inform you promptly thereof prior to such disclosure), (c) to the extent that such information becomes publicly available other than by reason of disclosure by us in violation of this paragraph, (d) to our affiliates and to our and their respective employees, legal counsel, independent auditors and other experts or agents who are informed of the confidential nature of such information, (e) to actual or potential assignees, participants or derivative investors in the Facilities who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, (f) with your prior written consent or (g) for purposes of establishing a “due diligence” defense.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letters and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letters, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letters is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13. Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letters and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or the Initial Lender’s commitment hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality of the Fee Letters and to the syndication of the Facilities (which shall survive only until the expiration of the Syndication Period), shall automatically terminate and be superseded by the Credit Documentation upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letters, and you shall be automatically released from all liability in connection therewith at such time.

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14. PATRIOT Act Notification.

We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each Lender is required to obtain, verify and record information that identifies Zimmer and any guarantor of the Facilities, which information includes the name, address, tax identification number and other information regarding such person that will allow each of us or such Lender to identify such person in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender. You agree that we can share any information provided by you pursuant to this paragraph with each other Lender.

15. Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to us executed counterparts of this Commitment Letter and of the Fee Letters not later than 5:00 p.m., New York City time, on April 25, 2014. The Initial Lender’s offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment of the Initial Lender only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on the Outside Date (as defined in the Merger Agreement as in effect on the date hereof) (or such earlier date on which the Merger Agreement terminates in accordance with its terms), then this Commitment Letter and the Initial Lender’s commitments hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless each of us shall, in our discretion, agree to an extension.

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13

We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ Jeffrey Cohen
Name: Jeffrey Cohen
Title: Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Christopher Day
Name: Christopher Day
Title: Authorized Signatory

By	/s/ Jean-Marc Vauclair
Name: Jean-Marc Vauclair
Title: Authorized Signatory

[Commitment Letter Signature Page]

Accepted and agreed to as of
the date first above written:

ZIMMER HOLDINGS, INC.

By	/s/ James T. Crines
Name: James T. Crines
Title: Executive Vice President, Finance
& Chief Financial Officer

[Commitment Letter Signature Page]

EXHIBIT A

PROJECT OWL

$7,660,000,000 364-Day Bridge Term Loan Credit Facility

Summary of Principal Terms and Conditions

Borrower:	Zimmer Holdings, Inc., a Delaware corporation (“Zimmer”).

Company:	A Delaware corporation previously identified to the Arranger (as defined below) as “Owl” (the “Company”).

Transactions:	Zimmer intends to acquire (the “Acquisition”) all the equity interests of the Company pursuant to an agreement and plan of merger to be entered into among Zimmer, a newly formed wholly owned subsidiary of Zimmer incorporated in the State of Delaware (“Merger Sub”) and the Company (as in effect on the date hereof, the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the surviving corporation being a wholly owned subsidiary of Zimmer and with the existing equity holders of the Company being entitled to receive the aggregate cash consideration (the “Cash Merger Consideration”) and newly issued common stock of Zimmer, in each case as provided for in the Merger Agreement. In connection with the foregoing, (a) Zimmer will obtain the 364-day bridge term loan credit facility, as described below under the caption “Bridge Facility”, (b) Zimmer will obtain the senior unsecured bank credit facilities in an aggregate principal amount of up to $4,350,000,000 described in Exhibit B to the Commitment Letter to which this Term Sheet is attached (the “Bank Facilities”), consisting of a $3,000,000,000 term loan facility (the “Term Facility”) and a $1,350,000,000 revolving credit facility (the “Revolving Facility”), (c) Zimmer or the Company will prepay, redeem or defease in full, or otherwise satisfy and discharge (including by giving irrevocable notice for the repayment or redemption thereof accompanied by any prepayments or deposits required to defease, terminate and satisfy in full such indebtedness related to such notice), the Company’s (i) 6.50%

Senior Notes due 2020 and (ii) 6.50% Senior Subordinated Notes due 2020, in each case in accordance with the indentures therefor, (d) Zimmer or the Company will pay in full all outstanding indebtedness under the Senior Secured Credit Facilities and the ABL Credit Facilities (each as defined in the Merger Agreement as in effect on the date hereof), and terminate all commitments thereunder, (e) Zimmer will pay in full all outstanding indebtedness under its credit agreement dated as of May 9, 2012 (as amended through the date hereof, the “Existing Zimmer Credit Agreement”), and terminate all commitments thereunder (the transactions described in clauses (b), (c), (d) and (e) above being referred to as the “Refinancing”) and (f) Zimmer will pay the fees and expenses incurred in connection with the foregoing (the “Transaction Costs”). The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Agent:	Credit Suisse AG, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent (in such capacity, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to Zimmer (together with CS, the “Lenders”), and will perform the duties customarily associated with such role.

Sole Bookrunner and Sole Lead Arranger:	Credit Suisse Securities (USA) LLC (“CS Securities”) will act as sole bookrunner and sole lead arranger for the Bridge Facility described below (in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:	One or more financial institutions identified by Zimmer (in such capacity, the “Syndication Agent”).

Documentation Agent:	One or more financial institutions identified by Zimmer (in such capacity, the “Documentation Agent”).

Bridge Facility:

A 364-day bridge term loan facility in an aggregate principal amount of up to $7,660,000,000 (the “Bridge Facility”).

The aggregate commitments in respect of the Bridge Facility shall be permanently reduced dollar-for-dollar by an amount equal to the aggregate net cash proceeds received by Zimmer or any of its domestic subsidiaries from the consummation of any Debt Offering or Equity Offering (each as defined below), in each case, subsequent to the date hereof and on or prior to the Closing Date.

“Debt Offering” means any incurrence of debt for borrowed money, including any issuance of senior unsecured notes (the “Notes”) through a public offering or in a Rule 144A or other private placement (the “Notes Offering”), debt securities convertible into equity securities, issued in a public offering, private placement or otherwise, or bank loans by Zimmer or any of its domestic subsidiaries, other than (i) intercompany debt, (ii) the Bank Facilities or (iii) indebtedness incurred in the ordinary course of business, including, without limitation, (a) borrowings under existing credit facilities (or any amendment or refinancing thereof), (b) issuances or refinancings of commercial paper, (c) any trade, customer or supplier finance-related financing, and (d) any Permitted Debt (as such term is defined in the Existing Zimmer Credit Agreement (as in effect on the date hereof)), or (iv) debt not in excess of $200,000,000 in the aggregate.

“Equity Offering” means any issuance of equity or equity-linked securities (in a public offering or private placement) by Zimmer (excluding equity or equity-linked securities issued (a) as merger consideration pursuant to the Merger Agreement, (b) in connection with any employee stock plan, employee compensation plan, or other employee or other benefit plans, or any direct and dividend reinvestment plan (or contributed to pension plans), or (c) as consideration for any acquisition).

Purpose:	The proceeds of loans under the Bridge Facility will be used by Zimmer on the Closing Date, together with any proceeds of the Term Facility or any Debt Offering or Equity Offering and cash on hand at Zimmer, solely (i) to pay a portion of the Cash Merger Consideration, (ii) to effect the Refinancing and (iii) to pay the Transaction Costs.

Availability:	The Bridge Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex A-I hereto.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.0% per annum.

Final Maturity and Amortization:	The Bridge Facility will mature on the date that is 364 days after the Closing Date, and will not require interim scheduled amortization.

Mandatory Prepayments/ Commitment Reductions:	The commitments under the Bridge Facility shall be permanently reduced as provided for under the caption “Facility” above, and the aggregate amount of loans outstanding under the Bridge Facility shall be repaid by an amount equal to (a) 100% of the net cash proceeds of any Debt Offering or Equity Offering after the Closing Date, subject to exceptions to be agreed upon, and (b) 100% of the net cash proceeds of non-ordinary course asset sales by Zimmer and its domestic subsidiaries in excess of $25,000,000 (for any sale or series of related sales), subject to reinvestment rights and other exceptions to be agreed upon.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the Bridge Facility and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Representations and Warranties:	Substantially the same as the Existing Zimmer Credit Agreement (modified as necessary to reflect the Transactions), which shall be limited to the following: organization and powers; authorization of borrowing; binding documentation; no governmental approvals; financial statements; no material adverse change; litigation; compliance with laws; margin regulations; payment of taxes; employee benefit plans; environmental and safety matters; title to properties; inapplicability of the Investment Company Act; OFAC, FCPA and PATRIOT Act as set out in Exhibit F; and Closing Date solvency (of Zimmer and its subsidiaries taken as a whole).

Conditions Precedent to Borrowing:	The borrowing under the Bridge Facility will be subject solely to the conditions precedent set forth in Exhibit C to the Commitment Letter.

Affirmative Covenants:	Substantially the same as the Existing Zimmer Credit Agreement (modified as necessary to reflect the Transactions), which shall be limited to the following: maintenance of corporate existence; business and properties; delivery of financial statements and other information; maintenance of insurance; payment of taxes; delivery of notices of litigation, any default and any change in credit ratings; and right to inspect property, books and records.

Negative Covenants:	Substantially the same as the Existing Zimmer Credit Agreement (modified as necessary to reflect the Transactions (including by increasing certain “basket” amounts), and with respect to restricted payments (up to amounts currently approved) and investments to be permitted (a) if Zimmer has Investment Grade Ratings (as defined below), so long as Zimmer will be in pro forma compliance with the Financial Covenant, and (b) otherwise, subject to “basket” amounts to be agreed upon, but in any event, in the case of periodic dividends, to permit the same level of regularly scheduled periodic dividends as was being paid by Zimmer immediately prior to falling below Investment Grade), which shall be limited to the following: limitations on consolidations, mergers and sales of assets; limitations on liens; limitations on sale and leaseback transactions; limitations on subsidiary indebtedness; limitations on transactions with affiliates; limitations on restricted payments; and limitations on investments.

Financial Covenant:	A maximum Consolidated Leverage Ratio (as defined in Exhibit E to the Commitment Letter) to be tested as of the last day of each fiscal quarter of Zimmer commencing on the last day of the first full fiscal quarter following the Closing Date of 5.0 to 1.0.

Events of Default:	Substantially the same as the Existing Zimmer Credit Agreement, including thresholds and grace periods as provided therein (modified as necessary to reflect the Transactions), which shall be limited to the following: breach of representations or warranties in any material respect; failure to pay principal, interest or other amounts; breach of covenants; cross-default and cross-acceleration; certain bankruptcy events; unpaid material judgments; dissolution; ERISA matters; and Change in Control (as defined in the Existing Zimmer Credit Agreement).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Bridge Facility, except that the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender and (c) extensions of final maturity of the loans or commitments of such Lender.

Cost and Yield Protection:	Substantially the same as the Existing Zimmer Credit Agreement.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments under the Bridge Facility to other Lenders (or their affiliates) without restriction, or to other financial institutions with the consent of Zimmer (so long as in the case of an assignment of a funded loan, no event of default has occurred and is continuing) and the Agent, in each case not to be unreasonably withheld or delayed; provided that (a) Zimmer shall be deemed to have given its consent if it has not responded within 15 business days of a written request for such consent and (b) no assignment may be made to any Disqualified Lender. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation.

The Lenders will be permitted to sell participations in loans and commitments without restriction to other financial institutions. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant and (c) extensions of final maturity of the loans or commitments in which such participant participates.

Expenses and Indemnification:	Substantially the same as the Existing Zimmer Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Agent and the Arranger:	Cravath, Swaine & Moore LLP.

PROJECT OWL

$7,660,000,000 364-Day Bridge Term Loan Credit Facility

Pricing Grid

Corporate Ratings Moody’s/S&P	Applicable Margin Adjusted LIBOR Loans	Applicable Margin Base Rate Loans
	(basis points per annum)	(basis points per annum)
Level 1
Baa2 /BBB or better	125	25
Level 2
Baa3/ BBB-	150	50
Level 3
Lower than Level 2 or unrated	175	75

*	The Applicable Margin will increase by 25 basis points on each of the 90th, 180th and 270th day after the Closing Date (the “Margin Step-Ups”).

If a Corporate Rating is supplied by only one of S&P and Moody’s, then that single rating shall be determinative. In the case of split Corporate Ratings from S&P and Moody’s, the higher of the two ratings shall be used; provided that if one Corporate Rating shall be in Level 1 and one Corporate Rating shall be in Level 3, then Level 2 shall apply.

EXHIBIT B

PROJECT OWL

$4,350,000,000 Senior Unsecured Bank Credit Facilities

Summary of Principal Terms and Conditions

Borrowers:	A.	In respect of the Term Facility referred to below, Zimmer Holdings, Inc., a Delaware corporation (“Zimmer”).

	B.	In respect of the Revolving Facility referred to below, Zimmer, Zimmer K.K., Zimmer Investment Luxembourg SARL inclusive of its Winterthur Branch and any subsidiary of Zimmer designated as a Borrowing Subsidiary (as defined in the Existing Zimmer Credit Agreement (as defined below)) by Zimmer in accordance with the terms of the definitive credit documentation (the “Bank Credit Documentation”) (collectively, the “Borrowers”). The obligations of each Borrower (other than Zimmer) under the Bank Credit Documentation will be guaranteed by Zimmer (the “Zimmer Guarantee”).

Company:		A Delaware corporation previously identified to the Arranger (as defined below) as “Owl” (the “Company”).

Transactions:		Zimmer intends to acquire (the “Acquisition”) all the equity interests of the Company pursuant to an agreement and plan of merger to be entered into among Zimmer, a newly formed wholly owned subsidiary of Zimmer incorporated in the State of Delaware (“Merger Sub”) and the Company (as in effect on the date hereof, the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the surviving corporation being a wholly owned subsidiary of Zimmer and with the existing equity holders of the Company being entitled to receive the aggregate cash consideration (the “Cash Merger Consideration”) and newly issued common stock of Zimmer, in each case as provided for in the Merger Agreement. In connection with the foregoing, (a) Zimmer will obtain the senior unsecured bank credit facilities, as described below under the caption “Bank Facilities”, (b) Zimmer will obtain the 364-day bridge term loan credit facility in an aggregate principal amount of up to $7,660,000,000 (the “Bridge Facility”), (c) Zimmer or the Company will prepay, redeem or defease in full, or otherwise satisfy and discharge (including by giving irrevocable notice for the repayment or redemption thereof accompanied by any prepayments or deposits required to defease, terminate and satisfy in full such indebtedness related to such notice), the Company’s (i) 6.50% Senior Notes due 2020 and (ii) 6.50% Senior Subordinated Notes due 2020, in each case in accordance with the indentures therefor, (d) Zimmer or the Company will pay in full all outstanding indebtedness under the Senior Secured Credit Facilities and the ABL Credit Facilities (each as defined in the Merger Agreement as in effect on the date hereof), and terminate all commitments thereunder, (e) Zimmer will pay in full all outstanding indebtedness under its credit agreement dated as of May 9, 2012 (as amended through the date hereof, the “Existing Zimmer Credit Agreement”) and terminate all commitments thereunder (the transactions described in clauses (b), (c), (d) and (e) above being referred to as the “Refinancing”) and (f) Zimmer will pay the fees and expenses incurred in connection with the foregoing (the “Transaction Costs”). The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Sole Bookrunner and Sole Lead Arranger:	Credit Suisse Securities (USA) LLC (“CS Securities”) will act as sole bookrunner and sole lead arranger for the Bank Facilities described below (in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:	One or more financial institutions identified by Zimmer (in such capacity, the “Syndication Agent”).

Documentation Agent:	One or more financial institutions identified by Zimmer (in such capacity, the “Documentation Agent”).

Administrative Agent:		Credit Suisse AG, acting through one or more of its affiliates or branches, will act as administrative agent (the “Agent”) for a syndicate of lenders (the “Lenders”), and will perform the duties customarily associated with such role.

Bank Facilities:	A.	A $3,000,000,000 Five-Year Term Loan Facility (the “Term Facility”).

	B.	A $1,350,000,000 Five-Year Revolving Credit and Competitive Advance Facility (including a $50,000,000 letter of credit subfacility) (the “Revolving Facility” and, together with the Term Facility, the “Bank Facilities”).

In addition, the Bank Credit Documentation will permit Zimmer to request incremental commitments under the Revolving Facility or the Term Facility in an aggregate amount to be agreed upon; provided that no Lender shall be obligated to provide any such incremental commitments.

Documentation:		The Bank Credit Documentation will contain the provisions described herein, and will be based upon the Existing Zimmer Credit Agreement.

Borrowing Options:		Two borrowing options will be available under the Revolving Facility: (i) a Competitive Advance option (the “CAF”) and (ii) a Revolving Credit option (the “Revolving Credit”). The CAF will be provided on an uncommitted basis through an auction mechanism. The Revolving Credit will be provided on a committed basis.

Availability:	A.	The Term Facility must be drawn in a single borrowing on the date of the consummation of the Acquisition (the “Closing Date”). Amounts repaid or prepaid in respect of the Term Facility may not be reborrowed.

	B.	Under the CAF, up to the full amount of the unused and available commitments under the Revolving Facility may be borrowed, repaid and reborrowed, at the discretion of the Lenders who may elect to bid in accordance with the Agent’s standard procedures for CAFs.

	C.	Under the Revolving Credit, up to the full amount of the unused and available commitments under the Revolving Facility may be borrowed, repaid and reborrowed on or after the Closing Date.

Use of any of the Revolving Credit, the CAF or the letter of credit facility will be deemed usage of the commitments of all the Lenders under the Revolving Facility ratably in accordance with their respective commitments thereunder. Total outstandings at any time under the Revolving Facility may not exceed the total commitments under the Revolving Facility at such time.

Multicurrency Option:		An aggregate principal amount of $950,000,000 of the Revolving Facility shall be available for loans denominated in British Pounds Sterling, Swiss Francs, Euro and any other currency designated by Zimmer that is freely tradeable and exchangeable into U.S. Dollars in the London market and for which an exchange rate can be determined (such loans, “Multicurrency Loans”).

An aggregate principal amount of $300,000,000 of the Revolving Facility shall be available for loans denominated in Japanese Yen (such loans, “Japanese Loans”).

The amounts available for Multicurrency Loans and Japanese Loans shall be available for loans to Zimmer in U.S. Dollars. In the event of a bankruptcy of a Borrower or acceleration of the loans under the Bank Facilities, the Multicurrency Loans and Japanese loans will be converted into U.S. Dollars and the Lenders under the Bank Facilities will purchase participations in loans in order to share ratably in the Multicurrency Loans, the Japanese Loans and the U.S. Dollar Loans. The Term Facility will be available only in U.S. Dollars.

Purpose:	A.	The proceeds of loans under the Term Facility will be used by Zimmer on the Closing Date, together with any proceeds of the Bridge Facility or any Debt Offering or Equity Offering and cash on hand at Zimmer, solely (i) to pay a portion of the Cash Merger Consideration, (ii) to effect the Refinancing and (iii) to pay the Transaction Costs.

	B.	The proceeds of loans under the Revolving Facility will be used by the Borrowers, including on the Closing Date, for all general corporate purposes consistent with the Existing Zimmer Credit Agreement.

Interest Rates and Fees:		As set forth on Annex B-I hereto.

Default Rate:		Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.0% per annum.

Letters of Credit:		Letters of credit will be issued by one or more Lenders under the Revolving Facility reasonably acceptable to Zimmer and the Agent (each such Lender, in such capacity, the “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided that any letter of credit with a one-year tenor may provide for renewal thereof for additional one-year periods (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the applicable Borrower on the same business day (subject to receipt of timely notice). To the extent that a Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Final Maturity and Amortization:	A.	The loans under the Term Facility will mature on the date (the “Term Loan Maturity Date”) that is five years after the effective date of the Bank Credit Documentation (the “Effective Date”) and will amortize in equal quarterly installments in the following annual amounts, with the balance payable on the Term Loan Maturity Date:

Year	Amount
1	$300,000,000
2	$300,000,000
3	$300,000,000
4	$450,000,000
5	$1,650,000,000

B.	The Lenders’ commitments under the Revolving Facility will expire and the borrowings thereunder will mature on the date that is five years after the Effective Date (the “Revolving Maturity Date”).

Effective on each anniversary of the Effective Date, but not more than twice during the term of the Revolving Facility, Zimmer may extend the Revolving Maturity Date (as it may theretofore have been extended) by one year (a “Maturity Date Extension”) and such extension shall be effective as to consenting Lenders if the Required Lenders approve such Maturity Date Extension; provided that, at the existing Revolving Maturity Date in effect prior to each Maturity Date Extension, (a) the commitments of Lenders that did not consent to such Maturity Date Extension will be terminated and the Revolving Facility loans of such Lenders will be repaid (it being understood that the commitments of the non-consenting Lenders will remain in effect until the Revolving Maturity Date originally applicable to such Lenders) and (b) the Borrowers shall make such additional prepayments as shall be necessary in order that the loans of any class under the Revolving Facility immediately after such existing Revolving Maturity Date will not exceed the aggregate commitments of such class. Zimmer shall have the right, at any time prior to the existing Revolving Maturity Date applicable to any non-consenting Lenders, to replace such non-consenting Lenders with Lenders or other financial institutions willing to increase their existing commitments, or to become Lenders and extend new commitments. No Maturity Date Extension will be effective as to any Lender unless (a) no default or event of default shall have occurred and be continuing on or as of the anniversary of the Effective Date immediately following the request for such Maturity Date Extension and (b) all representations and warranties of the Borrowers set forth in the Bank Credit Documentation shall be true and correct in all material respects as if made on and as of such date.

Voluntary Prepayments and Reductions in Commitments:	Upon at least three business days’ prior irrevocable written notice to the Agent, Zimmer may at any time in whole permanently terminate, or from time to time in part permanently reduce (in minimum principal amounts of $3,000,000 and integral multiples of $1,000,000), the commitments under the Revolving Facility or the Term Facility. Prepayments of Revolving Credit borrowings and borrowings under the Term Facility will be permitted at any time (in minimum principal amounts and integral multiples as set forth in the Existing Zimmer Credit Agreement), without premium or penalty, subject to prior notice and reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period; provided that CAF loans may not be prepaid without the consent of the applicable Lender.

Mandatory Prepayments:

Following repayment in full of the Bridge Facility, Loans under the Term Facility shall be prepaid with (a) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Zimmer and its domestic subsidiaries (subject to exceptions and reinvestment provisions to be agreed upon), and (b) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of Zimmer and its domestic subsidiaries (subject to exceptions to be agreed upon).

The above-described mandatory prepayments shall be applied to the remaining amortization payments under the Term Facility as directed by Zimmer.

Representations and Warranties:	Substantially the same as the Existing Zimmer Credit Agreement (modified as necessary to reflect the Transactions), which shall be limited to the following: organization and powers; authorization of borrowings; binding documentation; no governmental approvals; financial statements; no material adverse change; litigation; compliance with laws; margin regulations; payment of taxes; employee benefit plans; environmental and safety matters; title to properties; inapplicability of the Investment Company Act; Boryokudan; OFAC, FCPA and PATRIOT Act as set out in Exhibit F; and Closing Date solvency (of Zimmer and its subsidiaries taken as a whole).

Conditions Precedent to Term Facility Funding:	The borrowing under the Term Facility will be subject solely to the conditions precedent set forth in Exhibit C to the Commitment Letter.

Conditions Precedent to All Other Borrowings:	Substantially as provided for in the Existing Zimmer Credit Agreement, including delivery of notice, accuracy of representations and warranties (other than as to no material adverse change and absence of material litigation) and absence of defaults.

Affirmative Covenants:	Substantially the same as the Existing Zimmer Credit Agreement (modified as necessary to reflect the Transactions), which shall be limited to the following: maintenance of corporate existence; business and properties; delivery of financial statements, reports and other information; maintenance of insurance; payment of taxes; delivery of notices of litigation, any default and any change in credit ratings; right to inspect property, books and records; and use of proceeds.

Negative Covenants:	Substantially the same as the Existing Zimmer Credit Agreement (modified as necessary to reflect the Transactions (including by increasing certain “basket” amounts) and with respect to restricted payments and investments to be permitted (a) if Zimmer has Investment Grade Ratings (as defined below), so long as Zimmer will be in pro forma compliance with the Financial Covenant, and (b) otherwise, subject to “basket” amounts to be agreed upon, but in any event, in the case of periodic dividends, to permit the same level of regularly scheduled periodic dividends as was being paid by Zimmer immediately prior to falling below Investment Grade), which shall be limited to the following: limitations on consolidations, mergers and sales of assets; limitations on liens; limitations on sale and leaseback transactions; limitations on indebtedness; limitations on transactions with affiliates; limitations on restricted payments; limitations on investments and limitations on activities related to Boryokudan.

Financial Covenant:	A maximum Consolidated Leverage Ratio (as defined in Exhibit E to the Commitment Letter), with levels to be agreed upon.

Guarantees:	Only the Zimmer Guarantee.

Events of Default:	Substantially the same as the Existing Zimmer Credit Agreement, including thresholds and grace periods as provided therein (modified as necessary to reflect the Transactions), which shall be limited to the following: breach of representations and warranties in any material respect; failure to pay principal, interest or other amounts; breach of covenants; cross event of default; certain bankruptcy events; certain ERISA matters; unpaid material judgments; Change in Control (as defined in the Existing Zimmer Credit Agreement); and invalidity of guarantees.

Voting:	Amendments and waivers of the Bank Credit Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments thereunder (the “Required Lenders”), with certain amendments requiring class votes, except that the consent of each Lender under the Bank Credit Documentation adversely affected thereby shall be required with respect to, among other things (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender, (c) extensions of final maturity or scheduled date for the payment of principal of the loans or commitments of such Lender and (d) release of the Zimmer Guarantee.

Yield Protection and Illegality:	Substantially the same as the Existing Zimmer Credit Agreement.

Zimmer will have customary rights to replace any Lender that becomes a defaulting lender, declines an extension of the maturity date of the Revolving Facility, requests compensation for increased costs or loss of yield or fails to consent to certain amendments.

Defaulting Lenders:	The Bank Credit Documentation will contain customary defaulting lender provisions addressing, among other things, voting rights, commitment reallocations, fees and, to the extent applicable, the Issuing Bank’s exposures to defaulting lenders.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments to other Lenders (or their affiliates) without restriction, or to other financial institutions with the consent of Zimmer (so long as no event of default has occurred and is continuing) and the Agent, in each case not to be unreasonably withheld or delayed; provided that (a) Zimmer shall be deemed to have given its consent to an assignment if it has not responded within 15 business days of a written request for such consent and (b) no assignment may be made to any Disqualified Lender. In the case of partial assignments (other than replacement of a non-consenting Lender in connection with a Maturity Date Extension), the minimum assignment amount will be $5,000,000. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

The Lenders will be permitted to sell participations in loans and commitments without restriction to other financial institutions. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity of the loans or commitments, or scheduled date for the payment of principal of the loans, in each case in which such participant participates and (d) release of the Zimmer Guarantee.

Any loan of any Lender may be funded by an affiliated Special Purpose Funding Vehicle of such Lender, so long as the commitment with respect thereto remains with such Lender.

Expenses and Indemnification:	Substantially the same as the Existing Zimmer Credit Agreement.

Governing Law and Forum:	New York.

Counsel to Agent and Arranger:	Cravath, Swaine & Moore LLP.

EXHIBIT C

PROJECT OWL

$4,350,000,000 Senior Unsecured Bank Credit Facilities

$7,660,000,000 364-Day Bridge Term Loan Credit Facility

Summary of Conditions Precedent1

The initial borrowing under each of the Facilities shall be subject to the following conditions precedent:

1. The Acquisition and the other Transactions shall be consummated prior to or simultaneously with the closing under the Facilities in accordance with the terms of the Merger Agreement without any amendment, waiver or other modification thereof that is material and adverse to the Lenders or the Arranger without the Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that (i) increases in purchase price if funded with common or other equity reasonably satisfactory to the Arranger shall not be deemed to be materially adverse to the interests of the Lenders or the Arranger and shall not require the consent of the Arranger, (ii) decreases in purchase price pursuant to any purchase price or similar adjustment provisions set forth in the Merger Agreement or any decrease of the purchase price applied to the Term Facility and/or the Bridge Facility (as determined by Zimmer) or pro rata between the Term Facility and the Bridge Facility, on the one hand (allocated between the two as determined by Zimmer) and the equity consideration, on the other hand, shall be deemed to be not materially adverse to the interests of the Lenders or the Arranger and (iii) any amendment, waiver or other modification to Section 5.4 of the Merger Agreement or the definition of “Company Material Adverse Effect” in the Merger Agreement shall be deemed to be materially adverse to the interests of the Lenders and the Arranger.

2. The Arranger shall have received (a)(i) U.S. GAAP audited consolidated balance sheets and related statements of comprehensive income, and cash flows of Zimmer and (ii) U.S. GAAP audited consolidated balance sheets and related statements of operations and comprehensive income, and cash flows of the Company, in each case for the last three fiscal years of Zimmer or the Company (as the case may be) to have been completed at least 90 days prior to the Closing Date, and (b)(i) U.S. GAAP unaudited consolidated balance sheets and related statements of comprehensive income, and cash flows of Zimmer and (ii) U.S. GAAP unaudited consolidated balance sheets and related statements of operations and comprehensive income, and cash flows of the Company, in each case for each subsequent fiscal quarter of Zimmer or the Company (as the case may be) ended at least 45 days before the Closing Date. The Arranger hereby acknowledges receipt of all such information for all relevant periods ended on or prior to December 31, 2013.

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A and B thereto.

3. The Arranger shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of comprehensive income of Zimmer as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 2 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

4. One or more investment banks reasonably satisfactory to the Arranger (collectively, the “Investment Bank”) shall have been engaged to publicly sell or privately place the Notes, and the Arranger and the Investment Bank each shall have received a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, an “Offering Document”) suitable for use in a customary “road show” relating to the Notes, which contains all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for Zimmer and the Company, as applicable, as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all appropriate pro forma financial statements, in each case, required by, prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended), and such other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Notes or that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Notes and the Investment Bank shall have received a customary comfort letter (which shall provide “negative assurance” comfort), which may be in draft form if any such Notes are then proposed to be issued but have not yet been issued, from the independent accountants for Zimmer and the Company (and any predecessor accountant or acquired company accountant to the extent financial statements of Zimmer or the Company or any acquired company audited or reviewed by such accountants are or would be included in any Offering Document).

5. The Agent shall have received a certificate in the form of Exhibit D to the Commitment Letter from Zimmer executed by its chief financial officer certifying that Zimmer and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

6. The Arranger shall have received, at least three business days prior to the Closing Date, all documentation and other information requested by the Arranger at least ten business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

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7. The Arranger shall have received customary legal opinions with respect to Zimmer and the Credit Documentation, corporate documents of Zimmer and Zimmer officers’ and public officials’ certifications with respect to Zimmer; evidence of Zimmer’s corporate authority; delivery of a customary borrowing notice; and accuracy of the Merger Agreement Representations and the Specified Representations (as defined below).

8. Zimmer shall have executed and delivered the Credit Documentation, it being agreed that the Credit Documentation shall be substantially the same as the Existing Zimmer Credit Agreement, with modifications as are necessary to be consistent with the Commitment Letter.

9. Zimmer shall have paid all fees, expenses and other amounts payable by it under the Commitment Letter and the Fee Letters on or prior to the Closing Date to the extent such amounts are invoiced at least one business day prior to the Closing Date.

Notwithstanding anything in the Commitment Letter, the Fee Letters or the definitive documentation or any other agreement or undertaking related to the Facilities to the contrary, (a) the only representations, the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date, shall be (i) such of the representations made by or on behalf of the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Zimmer (or any of its affiliates) has the right to terminate its obligations under the Merger Agreement or the right to elect not to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the definitive documentation for the Facilities shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Exhibit C are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheets relating to Zimmer’s organization, power and authority, due authorization, execution and delivery, in each case as they relate to Zimmer entering into and performing its obligations under the definitive documentation for the Facilities, the enforceability of such documentation against Zimmer, Federal Reserve margin regulations, the Investment Company Act, OFAC, PATRIOT Act, FCPA, no conflicts between the definitive documentation for the Facilities and the organization documents of Zimmer, and solvency of Zimmer, the Company, and their subsidiaries on a consolidated basis on the Closing Date (the definition of which, shall be consistent with Exhibit D to the Commitment Letter).

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EXHIBIT D

SOLVENCY CERTIFICATE

This Certificate is being delivered pursuant to [Section [•] of the Credit Agreement dated as of [•] (the “Credit Agreement”), among Zimmer Holdings, Inc. (the “Borrower”), the lenders from time to time party thereto and Credit Suisse AG, as administrative agent] [Section [•] of the Credit Agreement dated as of [•] (the “Credit Agreement”), among Zimmer Holdings, Inc. (the “Borrower”), Zimmer K.K., Zimmer Investment Luxembourg SARL, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent]. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

[•] hereby certifies that he/she is the Chief Financial Officer of the Borrower and that he/she is knowledgeable of the financial and accounting matters of the Borrower and its Subsidiaries, the Credit Agreement and the covenants and representations (financial and other) contained therein and that, as such, he/she is authorized to execute and deliver this Certificate on behalf of the Borrower.

The undersigned hereby further certifies, solely in his/her capacity as Chief Financial Officer of the Borrower and not in an individual capacity, as follows:

1. On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise.

2. On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3. On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4. On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the Borrower and its Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the date hereof.

The financial information, projections and assumptions which underlie and form the basis for the representations made in this certificate were based upon good faith estimates and assumptions believed to be reasonable to the management of the Borrower at the time made, in light of the circumstances under which they were made (it being understood that such financial information, projections or forecasts as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such financial information, projections or assumptions may differ from the projected results set forth therein by a material amount).

In computing the amount of the contingent liabilities of the Borrower and its Subsidiaries as of the date hereof, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate solely in his/her capacity as Chief Financial Officer of the Borrower (and not in an individual capacity) this [•] day of [•].

ZIMMER HOLDINGS, INC.

By:
Name:
Title: Chief Financial Officer

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EXHIBIT E

CERTAIN DEFINITIONS

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and, other than in the case of clause (i) below, to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(a)	income tax expense,

(b)	interest expense (including imputed interest on Capital Lease Obligations), amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt (including the Loans), and commissions, discounts and other fees and charges with respect to letters of credit, bankers’ acceptance financing and receivables financings,

(c)	depreciation and amortization expense (plus, to the extent GAAP then includes amounts as such expense, amounts of such expenses (calculated under the current GAAP) for any prior portion of such period if not otherwise so included),

(d)	amortization of intangibles (including goodwill) and organization costs,

(e)	any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business),

(f)	any non-cash expenses relating to stock option exercises (if applicable accounting rules so require),

(g)	any other non-cash charges,

(h)	Consolidated Transaction Costs,

(i)	Consolidated Cost Savings,

(j)	(i) any charges, costs, expenses, accruals or reserves incurred pursuant to any management equity plan, profits interest or stock option plan, any equity-based compensation or equity-based incentive plan, or any other management or employee benefit plan, agreement or pension plan and (ii) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of capital stock held by management of the Company and/or any of its subsidiaries and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of:

(k)	interest income,

(l)	any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and

(m)	any other non-cash income, all as determined on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

As used in this definition, “Material Acquisition” shall mean any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $250,000,000; and “Material Disposition” shall mean any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $250,000,000.

“Consolidated Leverage Ratio” shall mean, as at the last day of any period, the ratio of:

(a)	the sum of

(i)	Consolidated Total Debt plus, to the extent not included in the definition of Consolidated Total Debt,

(ii)	the aggregate amount of financing, to the extent in excess of $300,000,000, provided by third parties in connection with Permitted Receivables Securitizations on such day to

(b)	Consolidated EBITDA for such period.

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“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication:

(a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries,

(b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and

(c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation.

“Consolidated Total Debt” shall mean, at any date, the aggregate principal amount of all third party Debt for borrowed money (including purchase money Debt), unreimbursed drawings under letters of credit, Capital Lease Obligations and third party Debt obligations evidenced by notes or similar instruments, in each case of the Company and its Subsidiaries outstanding as of such date that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (except as otherwise provided in the definition of Capital Lease Obligations), minus up to $200,000,000 of cash and Cash Equivalents held in the United States by the Company and its Domestic Wholly Owned Subsidiaries; provided that such cash and Cash Equivalents are free of any Liens.

“Consolidated Transaction Costs” shall mean, for any period, the sum of (without duplication) all fees, costs and expenses incurred by the Company and its Subsidiaries, whether before, on or within 36 months after the Closing Date, in connection with the Transactions (including the Acquisition) during such period.

“Consolidated Cost Savings” shall mean, for any period, those synergies and cost-savings of the Company and its Subsidiaries related to operational changes, restructuring, reorganizations, operating expense reductions, operating improvements and similar restructuring initiatives relating to the Acquisition, in each case, that are reasonably anticipated by the Company in good faith to be realized within 36 months following the Closing Date (in each case calculated on a pro forma basis as if such synergies and cost-savings had been realized on the first day of the period, and net of the amount of actual benefits realized during such period from such actions to the extent already included in Consolidated Net Income for such period) provided that, to the extent that such synergies or cost savings are no longer reasonably expected by the Company to be realized within 36 months following the Closing Date, then such synergies or cost savings shall not be included in the definition of “Consolidated Cost Savings”.

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EXHIBIT F

FCPA, OFAC AND PATRIOT ACT REPRESENTATIONS

Foreign Corrupt Practices Act. Other than as could not reasonably be expected to have a Material Adverse Effect, none of Zimmer or any of its Subsidiaries nor, to the knowledge of Zimmer, any of their respective senior officers or directors or any other Person acting on behalf of Zimmer or any of its Subsidiaries has (i) made or offered to make or received any direct or indirect payments in violation of any Applicable Law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal under any Applicable Law (including the United States Foreign Corrupt Practices Act), or (ii) provided or received any product or services in violation of any Applicable Law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010).

OFAC. Other than as could not reasonably be expected to have a Material Adverse Effect, none of Zimmer or any of its Subsidiaries nor, to the knowledge of Zimmer, any of their respective senior officers, directors or other employees is the subject of any sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury. No part of the proceeds of the Loans will be used directly or, to the knowledge of Zimmer, indirectly in any manner that would result in a violation of any such sanctions.

USA Patriot Act. Zimmer and each of its Subsidiaries is in compliance in all material respects with the USA PATRIOT Act.